Exhibit 23.2

CONSENT OF FRENCH INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2015 relating to the CRM and Strategic Data combined financial statements and financial statement schedules for the three years in the period ended December 31, 2014, which appears in IMS Health Holdings, Inc.’s Form 8/K-A dated May 4, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Mazars

Paris la Défense, France

May 4, 2015